Exhibit 99.1

HARTVILLE GROUP BOARD OF DIRECTORS ANNOUNCES
MANAGEMENT CHANGES

Roger Kimmel Elected Chairman; Dennis Rushovich Elected CEO
Search Initiated For New CFO

FOR IMMEDIATE RELEASE
Contact:	Matthew Hayden
Hayden Communications
(843) 272-4653

North Canton, Ohio (Business Wire) – April 28, 2005 — Hartville, Group, Inc. (OTC BB: HTVL) announced today that the Company’s Board of Directors has accepted the resignation of chief executive officer Russell Smith, III. The Board has also accepted the resignation of chief financial officer, Josh Feldman, who has resigned to pursue other business opportunities. Both resignations are effective immediately.

The Board has appointed Roger A. Kimmel, Jr. as non-executive Chairman of the Board. Mr. Kimmel was appointed to Hartville’s Board of Directors on November 7, 2003. Since founding the law firm of Kimmel, Lembright & Bosco in 1975, Mr. Kimmel has engaged in a general corporate practice including areas of public offerings and the private placements of securities, stock and asset acquisition, mergers and acquisitions, representation of closely held businesses, federal and state securities laws compliance matters, corporate governance and other related securities issues. Mr. Kimmel was admitted to practice law in Ohio in 1972, received his BS at Ohio University and his JD at Cleveland-Marshall College of Law. Mr. Kimmel currently serves on the independent audit committee of Hartville’s Board.

The Board has elected Dennis C. Rushovich as Chief Executive Officer. Mr. Rushovich is the founder and CEO of Strategic Financial Solutions, Inc., a consulting, software, and services supplier to financial institutions. Mr. Rushovich co-founded and was COO and CFO of Independent Financial Marketing Group, the largest marketer of investment and insurance products to financial institutions, nationwide. Prior to starting Independent Financial Marketing Group, Mr. Rushovich had total responsibility for finance and operations for Financial Planning Services Ltd., one of the largest marketers of insurance and investment products in South Africa. Mr. Rushovich graduated from Witwatersrand University in Johannesburg, South Africa with a B.Com. degree in Business Administration and Accounting, and a B.ACC degree in Accounting. Mr. Rushovich holds a Certificate in the Theory of Accounting and received the qualifications of Chartered Accountant (South Africa) and NASD Series 7 & 27. Mr. Rushovich joined Hartville’s Board in November of 2004 and served on the independent audit committee.

The Board of Directors has tasked Mr. Rushovich with initiating a comprehensive search for a new CFO. Mr. Rushovich will provide his recommendations to the Board of Directors, and the Board will make the final decision on the replacement officer.

In light of this announcement, the Company has canceled the conference call scheduled for April 28, 2005. Management will conduct a conference call to discuss the fourth quarter and fiscal year-end results, which were filed with the Securities and Exchange Commission on April 22, and the Company’s financial results for the first quarter ended March 31, 2005, in a conference call no later than May 16, 2005. The information regarding the conference call will be made available prior to the call.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in the Company’s Form 10-K, Form 8-K and Form 10-Q reports. The Company undertakes no obligation to update or revise any forward-looking statement.